UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2005
AMB PROPERTY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	001-13545	94-3281941_

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Pier 1, Bay 1, San Francisco, California 94111

(Address of Principal Executive Offices) (Zip Code)

415-394-9000

(Registrants’ telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
     On November 14, 2005, AMB Property, L.P., in which we are the sole general partner, priced $175.0 million aggregate principal amount of fixed rate senior unsecured notes under the Series B medium-term note program that it commenced on May 7, 2002. The issuance of the notes will exhaust the program. The notes mature on December 1, 2010 and bear interest at a rate of 5.45% per annum. Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, KeyBanc Capital Markets, a Division of McDonald Investments Inc., PNC Capital Markets, Inc. and Wells Fargo Securities, LLC are acting as principals for the issuance of the notes pursuant to a terms agreement, dated as of November 14, 2005. AMB Property, L.P. expects notes to have a settlement date of November 21, 2005. We have guaranteed the $175.0 million aggregate principal amount and interest on the notes.
     The notes will be subject to prepayment at the option of AMB Property, L.P., at any time in whole or from time to time in part, at a price equal to the greater of: (i) 100% of the principal amount of the notes to be prepaid and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the prepayment price) on the notes to be prepaid (exclusive of interest accrued to the date of prepayment) discounted to the date of prepayment on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined in the note) plus 15 basis points.
     The estimated net proceeds to AMB Property, L.P. are approximately $173,737,250, after deducting the agents’ commissions of $875,000 and anticipated offering expenses of approximately $225,000. AMB Property, L.P. intends to use the net proceeds to pay at maturity $150,000,000 principal amount of 7.20% medium-term notes issued on December 19, 2000 and maturing on December 15, 2005, plus accrued interest, and for general corporate purposes.
     The form of fixed rate note is attached as Exhibit 10.1 and incorporated in this report by reference. A copy of the terms agreement dated November 14, 2005 is attached as Exhibit 1.1 and incorporated in this report by reference. A copy of the pricing supplement dated November 14, 2005 pursuant to which the notes and guarantees will be issued is attached as Exhibit 99.1 and incorporated in this report by reference.
Forward Looking Statements
     Some of the information included in this report contains forward-looking statements, such as statements pertaining to future plans, including anticipated closings, use of proceeds and estimated net proceeds. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Risks” and elsewhere in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.
Item 9.01.    Financial Statements and Exhibits
     (c)     Exhibits

Exhibit	Description

1.1	Terms Agreement, dated as of November 14, 2005, among AMB Property, L.P., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, KeyBanc Capital Markets, a Division of McDonald Investments Inc., PNC Capital Markets, Inc. and Wells Fargo Securities, LLC.

10.1	Form of $175,000,000 Fixed Rate Note No. B-3, attaching the Parent Guarantee.

99.1	Pricing Supplement, dated November 14, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property Corporation (Registrant)

Date: November 18, 2005	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Terms Agreement, dated as of November 14, 2005, among AMB Property, L.P., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, KeyBanc Capital Markets, a Division of McDonald Investments Inc., PNC Capital Markets, Inc. and Wells Fargo Securities, LLC .

10.1	Form of $175,000,000 Fixed Rate Note No. B-3, attaching the Parent Guarantee.

99.1	Pricing Supplement, dated November 14, 2005.